Exhibit 10(t)

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT is entered into March 11, 1999, effective as of January 1, 1999, ("Employment Agreement") by and between QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (the "Company"), and RONALD J.
NAPLES ("Executive").


                                   BACKGROUND:
                                   -----------

         Executive has been employed by the Company as its Chairman of the Board and Chief Executive Officer pursuant to an Employment Agreement dated August 14, 1995 ("Prior Agreement"). The term of employment under the Prior Agreement ends December 31, 1998. The Company and Executive desire to continue their employment relationship and intend, by this Employment Agreement, to establish the terms and conditions of Executive's continued employment.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby, the Company and Executive agree as follows:

         1.       Employment.
                  -----------

                  The Company hereby employs Executive and Executive hereby accepts employment with the Company as the Chairman of the Board and Chief Executive Officer of the Company upon the terms and conditions contained herein.

         2.       Duties.
                  -------

                  (a) Executive shall perform all duties consistent with the position of Chairman of the Board and Chief Executive Officer of the Company, as well as any other duties which are assigned to him by the Board which are commensurate with his position. Executive will devote his entire time and best efforts to fulfill faithfully, responsibly and satisfactorily those duties and to further the Company's best interests.

                  (b) During the Term of Employment, Executive shall not engage in any commercial activities which are in any way in competition with the activities of the Company (provided, however, that this shall not restrict Executive from holding up to 1% of the outstanding capital stock or other securities of any publicly traded entity which conducts activities in competition with the activities of the Company) or which may in any way interfere with the performance of his duties or responsibilities to the Company.

                  (c) Subject to Paragraph 8, nothing contained in this Employment Agreement shall restrict or prohibit Executive from serving on boards of eleemosynary institutions or on the boards of up to two publicly traded entities.





                             Exhibit 10(t) Page 1

         3.       Term.
                  -----

                  The initial term of Executive's employment shall commence on January 1, 1999 and shall end on December 31, 2003 (the "Term of Employment"). Thereafter, the Term of Employment shall continue for successive one year periods unless either the Company or Executive shall have given the other at least ninety days' notice of a desire to terminate and intention not to renew at the expiration of the then current period.

         4.       Base Salary and Bonuses.
                  ------------------------

                  In exchange for Executive's promises contained herein, the Company shall compensate him in the following manner:

                  (a) Base Salary. The Company shall compensate Executive at the Base Salary of $425,000 per annum, payable in equal installments on the same basis as other senior salaried officers of the Company. The Base Salary shall be reviewed by the Board and considered for increase as of January 1, 2000 and annually thereafter.

                  (b) Bonuses. Executive will continue to participate in the Quaker Incentive Compensation Plan applicable to the Company's other senior salaried officers; for the purposes of Executive's participation under the Plan as currently in effect, he will have a target award percentage of 80% of mid-point of range. Executive shall participate in such other bonus and annual incentive plans applicable to senior salaried officers of the Company as may be hereafter adopted by the Company. The Company may pay Executive such other bonus or bonuses, if any, as the Board, in its sole discretion, shall determine.

                  (c) The amounts set forth herein are subject to appropriate withholdings and deductions as required by law.

         5.       Long-Term Performance Incentive Plan.
                  -------------------------------------

                  Executive shall continue to be eligible for continued participation in the Company's Long-Term Performance Incentive Plan (the "Incentive Plan"). The Compensation Committee may award and grant Executive Performance Incentive Units and/or Stock Options under the Incentive Plan in the Compensation Committee's sole discretion. Executive shall be eligible to participate in such other long-term incentive based compensation plans as may be hereafter adopted by the Company.

         6.       Pension and Other Benefit Plans.
                  --------------------------------

                  (a) Executive shall be entitled to participate in the Company's employee benefit plans as they are in existence on the date of this Employment Agreement or as they may be amended hereafter. At the present time, Executive is entitled to participate in various plans, including, without limitation, the following plans to the same extent as other senior salaried officers of the Company: Group Medical Insurance Plan, Dental Plan, Disability



                             Exhibit 10(t) Page 2

(short and long term) Plan, Group Term Life Insurance, Defined Benefit Pension Plan, and Profit Sharing and Retirement Income Plan. Notwithstanding the foregoing, Executive may elect that the Company provide him with "indemnity type" medical insurance coverage (as opposed to the type of coverage which would otherwise have been provided) and, in that event, Executive shall reimburse the Company in the amount he would have been required to pay for HMOQPOS coverage.

                  (b) The Quaker Chemical Corporation 1995 Naples Supplemental Retirement Income Program and Agreement (the "Naples SURP") shall continue in effect. The Naples SURP may be amended in a manner consistent with any amendments made to the Company SURP; provided, however, no such amendment will reduce or limit any of the benefits thereunder. Executive continues to waive any rights he may have to participate in or to receive benefits under the Company SURP. Executive shall be fully vested in the benefits accrued under the Naples SURP and such benefits shall be nonforfeitable, notwithstanding the termination of his employment with the Company prior to his reaching normal retirement age. Notwithstanding anything contained in the Naples SURP and/or in the Company's employment policies to the contrary, promptly after the date of this Employment Agreement, the Naples SURP will be amended so as to provide that benefits (to the extent then earned by credited service without actuarial reduction) under the Naples SURP will commence at age 60 (rather than at age 65) unless prior to Executive's 60th birthday Executive elects a deferred benefit commencement date. The intention of the preceding sentence is that the benefit at age 60 will be the same as if Executive commenced receiving benefits at age 65 with the same length of service as exists at age 60.

         7.       Other Benefits.
                  ---------------

                  Executive shall be provided with the following additional benefits:

                  (a) The Company shall reimburse Executive for the cost of his membership in one country club for his business related use thereof.

                  (b) The Company shall reimburse Executive, upon proper accounting, for reasonable expenses and disbursements incurred by him in the course of his performance of the duties hereunder.

                  (c) Executive shall be entitled to five weeks of vacation each year this Employment Agreement is in effect without reduction in salary.

                  (d) The Company shall reimburse Executive up to $8,000 per calendar year for annual tax preparation and financial planning services.

                  (e) The Company shall make available to Executive an automobile (and appropriate insurance thereon) for business related use, said vehicle to be of his choosing up to a vehicle cost of $45,000.






                             Exhibit 10(t) Page 3

         8.       Executive Covenants.
                  --------------------

                  In order to induce the Company to enter into this Employment Agreement, Executive hereby agrees as follows:

                  (a) Except for and on behalf of the Company and except with the consent of or as directed by the Board, Executive will keep confidential and shall not divulge to any other person or entity during the Term of Employment or thereafter any of the business or trade secrets, names and purchase histories of customers, formulae and processes of manufacture, or other confidential information regarding the Company which has not otherwise become public knowledge.

                  (b) All papers, books and records of every kind, and description relating to the business and affairs of the Company, whether or not prepared by Executive, shall be the sole and exclusive property of the Company, and Executive shall surrender them to the Company at any time upon the request by the Board.

                  (c) During the Term of Employment and for a period of two years after the termination of Executive's employment, regardless of the reason for such termination, Executive will not (i) participate, directly or indirectly, as a director, stockholder or partner, or have any direct or indirect financial interest as creditor, in any business which, directly or indirectly, competes with the Company; provided, however, that this subparagraph
(c) shall not restrict Executive from holding up to 1% of the outstanding capital stock or other securities of any publicly traded entity which conducts activities in competition with the activities of the Company, or (ii) solicit any customers of the Company on behalf of himself or any other person, firm or company; or (iii) within any place in the world (the Company being global in nature and its business being international), directly or indirectly, individually or jointly, as employee or in any other capacity enter into or become engaged in the exploitation, development, manufacture or sale of any products used or capable of use in competition with the products of the Company or in any process, method, or apparatus which would facilitate the manufacture or sale of products used or capable of use in competition with the Company's products.

                  (d) The Company shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Paragraph 8 specifically enforced by any court having equity jurisdiction. Executive acknowledges that any breach or threatened breach of the provisions of this Paragraph 8 will cause irreparable injury to the Company and that money damages will not provide an adequate remedy. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including any recovery of damages from Executive.

         9.       Definitions.

                  As used in this Employment Agreement, the following capitalized words and terms shall have the following meanings:




                             Exhibit 10(t) Page 4

                  "Beneficial Owner" shall have the meaning ascribed to it Rule 13(d)-3 under the Exchange Act.

                  "Benoliel Family" shall mean Peter A. Benoliel, his wife, his children and their respective spouses and children, and all trusts created by or for the benefit of any of them.

                  "Board" means the Company's Board of Directors.

                  "Cause" means:

                      (i) The willful and continued neglect (after having received notice thereof and a reasonable opportunity to cure or correct from the Board) by Executive of Executive's duties under this Employment Agreement; or

                      (ii) The willful engaging by Executive in a continued course of misconduct (after having received notice thereof and a reasonable opportunity to cure or correct from the Board) which is materially injurious to the Company, monetarily or otherwise;

and Executive shall have been given notice thereof from the Board and an opportunity (with counsel) to be heard by the Board and the Board shall have made a reasonable and good faith finding that Executive was guilty of the conduct set forth in subparagraph (i) or (ii) hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Compensation Committee" means the Compensation/Management Development Committee of the Board.

                  "Disability" shall have the definition contained in Paragraph 10(b).

                  "Effective Date" means the date on which a Significant Transaction occurs.

                  "Escrow Agent" means First Union National Bank or such other national banking association designated by the Company on or before the Effective Date.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Good Reason" means:

                      (i) The failure of Executive to be elected as a director of the Company, or the failure of Executive to be elected the Chairman of the Board of the Company, or the failure of the Company to elect Executive as, or to permit Executive to perform the duties of, the Chief Executive Officer of the



                             Exhibit 10(t) Page 5

Company, which failure is not remedied within thirty (30) days after the receipt by the Company of notice thereof from Executive; or

                      (ii) A breach by the Company of any material provision of this Employment Agreement, which breach is not remedied within thirty (30) days after the receipt by the Company of notice thereof from Executive; or

                      (iii) An amendment of the Company's By-Laws (which amendment is not approved by Executive), the effect of which is a material adverse change in the duties and responsibilities of the Company's Chief Executive Officer; or

                      (iv) The relocation of the principal executive offices of the Company (including the principal office of Executive) to a location outside the continental United States, which relocation is not initiated or proposed by Executive; or
                      (v) The Company is not or ceases to be a corporation with stock registered pursuant to Sections 12(b) or 12(g) of the Act; or

                      (vi) A determination to terminate employment for any reason whatsoever is made by Executive during the period beginning nine (9) and ending eighteen (18) months after the occurrence of a Significant Transaction.

                  "Person" shall have the meaning ascribed to it in Sections 13(d) and 14(d) of the Exchange Act.

                  "Severance Allowance" means:

                      (i) For the purposes of Paragraph 10(a)(i) (i.e., with respect to a Severance Event following a Significant Transaction), an amount equal to 300% of the sum of (x) Executive's then current annual rate of Base Salary, plus (y) the greatest of the annual amounts paid to Executive by the Company under all bonus and annual incentive plans and discretionary bonuses during any of the three (3) calendar years immediately preceding the year in which the Significant Transaction occurred, but in no event shall the amount under (y) be less than the amount of a mid-level bonus which would otherwise have been payable to Executive for the calendar year in which the Significant Transaction occurred.

                      (ii) For the purposes of Paragraph 11(e) (i.e., with respect to all other Severance Events), an amount equal to 250% (if the Severance Event occurs prior to October 1, 2000) or 300% (if the Severance Event occurs on or after October 1, 2000) of the sum of (x) Executive's then current annual rate of Base Salary plus (y) the greater of the average of the amounts paid to Executive by the Company under all bonus and annual incentive plans and discretionary bonuses for the two (2) calendar years immediately preceding the year in which the Severance Event occurred or the amount of a mid-level bonus which would otherwise have been payable to Executive for the calendar year in which the Severance Event occurred.



                             Exhibit 10(t) Page 6

                  "Severance Event" means the termination of Executive's employment under this Employment Agreement for any reason other than Executive's death or Disability, or by the Company for Cause, or by Executive for other than Good Reason, or by reason of Executive having given the Company notice of intention not to renew pursuant to Paragraph 3. A Severance Event shall include the termination of Executive's employment by reason of the Company having given the Executive notice of intention not to renew pursuant to Paragraph 3.

                  "Significant Transaction" means the occurrence of any of the following:

                      (i) A Person (other than the Company or its wholly-owned subsidiaries; or any ESOP or other employee benefit plan of the Company and any trustee or other fiduciary in such capacity holding securities under such plan; any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of capital stock of Company; or any other Person who is as of the date of this Employment Agreement an executive officer of the Company or any group of Persons of which he or she voluntarily is a part) is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities or such lesser percentage of voting power, but not less than 15%, as the Board shall determine; provided, however, that a Significant Transaction shall not be deemed to have occurred by reason of the Beneficial Ownership of voting securities by members of the Benoliel Family unless the Beneficial Ownership of all members of the Benoliel Family (including any other individuals or entities who or which, together with any member or members of the Benoliel Family are deemed to constitute a Person) exceeds 50% of the combined voting power of the Company's then outstanding securities; or

                      (ii) During any two-year period during the Term of Employment, directors of the Company in office at the beginning of such period plus any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in subparagraphs (i) or (iii) hereof) whose election to the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute at least a majority of the Board; or

                      (iii) The Company's shareholders shall approve (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of voting shares of the surviving corporation immediately after the merger as they had in the Common Stock immediately before, or (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or




                             Exhibit 10(t) Page 7
substantially all the assets or earning power of the Company, or (3) the liquidation or dissolution of the Company.

         10.      Significant Transaction.
                  ------------------------

                  (a) (i) On or before the Effective Date, the Company shall deliver to Escrow Agent a sum ("Escrow Fund") equal to the applicable Severance Allowance. The Escrow Fund shall be invested by Escrow Agent in certificates of deposit with duration not more than thirty (30) days issued by any bank (including Escrow Agent) or savings institution the accounts of which are insured by the FDIC (and, unless otherwise agreed by the Company and Executive, with a maximum of $100,000 in any single such institution). Any cash accumulation with respect to the Escrow Fund in the form of interest shall be the property of and shall be payable by Escrow Agent to the Company (or to any successor to the Company) as received by Escrow Agent and are not part of the Escrow Fund.

                      (ii) In the event of the occurrence of a Severance Event during the three (3) year period following a Significant Transaction, Executive shall send Escrow Agent and the Company (or its successor) a demand that the Escrow Fund be paid to him in accordance with this subparagraph (ii) (a "Demand"). If the Company (or its successor) does not send an objection to the Demand which states that a Severance Event has not occurred and sets forth specific and detailed facts for the reason for said statement (an "Objection") to Escrow Agent and Executive prior to the end of the Objection Period (hereafter defined), Escrow Agent shall pay the Escrow Fund to Executive within thirty (30) days from the date of the Demand. The Objection Period shall begin on the date of the Demand and shall end at 5:00 p.m. Philadelphia time, on the tenth calendar day following the date of the Demand, or if such day is not a day when Escrow Agent is generally open for business in Philadelphia, the Objection Period shall end at 5:00 p.m. Philadelphia time on the next day after such tenth day that Escrow Agent is generally open for business in Philadelphia. For purposes of this Paragraph 10(a), notwithstanding the provisions of Paragraph 18, a Demand and an Objection shall not be deemed received until Escrow Agent shall have actually received the Demand or Objection, as the case may be, and all time frames specified in this subparagraph (ii) shall be measured from the actual date of Escrow Agent's receipt.

                      (iii) If Escrow Agent receives an Objection before the end of the Objection Period, Escrow Agent shall not pay the Escrow Fund to Executive, and, except as provided herein, shall not comply with any claims, demands or instructions from Executive and/or the Company (or its successor) with respect to the Escrow Fund. Escrow Agent shall not be or become liable in any way to the Company (or its successor), Executive or any other person or entity for its failure or refusal to comply with such conflicting claims or demands. Escrow Agent shall be entitled to refuse to act until (1) such conflicting claims or demands shall have been finally determined by an award in an arbitration proceeding (pursuant to Paragraph 17), or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent, or (2) Escrow Agent shall have received security or indemnity satisfactory to Escrow Agent sufficient to save it harmless from and against any and all loss, liability or expense which it may incur by reason of its acting.




                             Exhibit 10(t) Page 8

Escrow Agent may, in addition, elect to commence an interpleader action or seek other judicial relief or orders as it may deem necessary. All of Escrow Agent's reasonable costs and expenses of bringing and maintaining such action, including but not limited to reasonable fees and expenses of separate counsel for Escrow Agent, shall be paid by the Company (or its successor).

                      (iv) If an arbitration proceeding or an interpleader action is commenced by reason of the Company having sent an Objection to a Demand and if said proceeding or action results in a finding or decision in favor of Executive (i.e., that the Objection was improper or inappropriate), then interest earned on the Escrow Fund from the date of the Objection to the date the Escrow Fund is paid to Executive shall be payable to Executive, the Company shall promptly reimburse Executive for Executive's costs and expenses (including counsel fees) in said proceeding or action and the Company shall promptly pay Executive a premium in an amount equal to 25% of the Escrow Fund.

                      (v) If Escrow Agent does not receive a Demand from Executive within three (3) years from the Effective Date, Escrow Agent shall pay the Escrow Fund to the Company (or its successor) at the end of such three (3) year period.

                      (vi) Escrow Agent's duties and responsibilities shall be limited to those expressly set forth herein. Escrow Agent shall not be subject to, nor obligated to recognize, any other agreement between or direction or instruction of any of the parties to this Employment Agreement or of any third party even though reference thereto may be made herein. If any portion of the Escrow Fund is at any time attached, garnished or levied upon, or in case the transfer or delivery of the Escrow Fund shall be stayed or enjoined, or in the case of any other legal process or judicial order affecting the Escrow Fund, then Escrow Agent is authorized to comply with any such order in any manner as it or legal counsel of its own choosing deems appropriate; and if it complies with any process, order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity even though such order or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

                      (vii) Escrow Agent shall not be liable for any act taken or omitted under this Employment Agreement except for its gross negligence or willful misconduct. Escrow Agent shall be fully protected in relying upon any instruction, notice, demand, certificate or document which Escrow Agent in good faith believes to be genuine. Escrow Agent may consult with legal counsel at the expense of the Company (or its successor) as to the construction of any of the provisions of this Agreement, and Escrow Agent shall be fully protected in acting in good faith in accordance with any such advice.

                      (viii) Escrow Agent shall not be responsible in any respect for the form, execution, validity or genuineness of documents deposited under this Employment Agreement, or for any description therein, or for the




                             Exhibit 10(t) Page 9
identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document.

                      (ix) The Company (and its successors) shall indemnify, defend and hold Escrow Agent harmless against any loss, liability, costs, damages and expenses, including reasonable counsel fees, that are incurred by Escrow Agent and that are out of or in connection with its acceptance or administration of this Employment Agreement or being Escrow Agent under this Employment Agreement, except for those arising solely from Escrow Agent's gross negligence or willful misconduct.

                      (x) Escrow Agent may resign at any time by giving at least thirty (30) days written notice thereof. Within twenty (20) days after receiving the aforesaid notice, the Company (or its successor) and Executive shall jointly agree on and appoint a successor Escrow Agent at which time Escrow Agent shall distribute the Escrow Fund then held hereunder to the successor Escrow Agent.

                      (xi) The Company (or its successor) shall pay all usual and customary charges and fees of Escrow Agent due to the Escrow Agent for its services hereunder.

                      (xii) This Paragraph 10(a) may be amended or canceled by and upon written notice to Escrow Agent at any time by each of the Company (or its successor) and Executive, but the duties, responsibilities or liabilities of Escrow Agent may not be increased without its prior consent.

                  (b) In the event of the occurrence of a Severance Event during the three (3) year period following a Significant Transaction, Executive shall be entitled to the payments and benefits provided for in Paragraphs 11(e)(ii) through (viii).

         11.      Termination and Severance Benefits.
                  -----------------------------------

                  (a) Death of Executive.

                      In the event of the death of Executive during the Term of Employment or during the period Executive is receiving Disability payments from the Company under Paragraph 11(b) or during the period Executive is receiving payments of the Severance Allowance by reason of the occurrence of a Severance Event under Paragraph 11(e)(i), all rights, benefits and obligations of Executive under this Employment Agreement shall cease except for benefits accrued to or accelerated at the date of death, and except that the Company shall pay a death benefit to Executive's spouse or children surviving him or to such other beneficiary as Executive shall designate. The aggregate death benefit shall be an amount equal to 300% of the annual rate of Executive's Base Salary in the calendar year in which death occurred or the Disability occurred (under Paragraph 11(b)) or the Severance Event occurred (under Paragraph 11(e)(i)), as the case may be, and it shall be paid in thirty-six (36) equal consecutive monthly installments commencing thirty (30) days after the date of death, Disability or the Severance Event, as the case may be.



                             Exhibit 10(t) Page 10

                  (b) Disability of Executive.

                      In the event that during the Term of Employment or during the period Executive is receiving payments of the Severance Allowance by reason of the occurrence of a Severance Event under Paragraph 11(e)(i) a mutually acceptable physician determines that Executive, by reason of physical or mental disability, is and for a period of six (6) consecutive months has been permanently unable to perform duties substantially the same as his usual and customary duties under this Employment Agreement ("Disability"), Executive's employment under this Employment Agreement (except for Executive's obligations under Paragraph 8) shall immediately terminate (if it has not theretofore terminated by reason of the occurrence of the Severance Event) and all rights, benefits and obligations hereunder shall cease except for benefits accrued to or accelerated at the date of Disability, and except that during the five (5) year period following the date of termination of employment the Company (i) shall pay to Executive monthly an amount equal to the difference between one-twelfth (1/12) of the annual rate of Executive's Base Salary in the calendar year in which termination occurred and the gross monthly amount of disability payments by insurance or otherwise provided by Company for Executive, and (ii) shall continue in force medical insurance, dental insurance and term life insurance then being provided Executive pursuant to this Employment Agreement.

                  (c) Cause.

                      The Company shall have the right to terminate Executive's employment under this Employment Agreement for Cause. In the event of the termination of employment for Cause, all rights, benefits and obligations of the parties under this Employment Agreement (except for Executive's obligations under Paragraph 8) shall immediately terminate except for benefits accrued to the date of termination.

                  (d) Good Reason.

                      Executive shall have the right to terminate his employment under this Employment Agreement for Good Reason.

                  (e) Severance Events.

                      Upon the occurrence of a Severance Event:

                      (i) The Company shall pay to Executive the applicable Severance Allowance. Except as otherwise provided in Paragraph 10(a)(ii) with respect to a Severance Event following a Significant Transaction, the Severance Allowance shall be paid in thirty (30) (if the Severance Event occurs prior to October 1, 2000) or thirty-six (36) (if the Severance Event occurs on or after October 1, 2000) equal consecutive monthly installments commencing one (1) month after the date of the Severance Event.

                      (ii) The Company shall pay to Executive, within ninety
(90) days after the end of the calendar year in which the Severance Event occurred the pro rata portion of any and all bonuses and annual incentive awards




                             Exhibit 10(t) Page 11
for the calendar year in which the Severance Event occurred, said pro rata portion to be calculated on the fractional portion (the numerator of said fraction being the number of days between January 1 and the date of the Severance Event, and the denominator of which is 365) of the amount of the bonuses or awards which would have been payable had the employment not terminated in said calendar year.

                      (iii) The Company shall pay to Executive, within ninety
(90) days after the end of the calendar year in which the Severance Event occurred the pro rata portion of any and all awards under the Incentive Plan or other long-term incentive based compensation plans in which Executive is then participating. The pro rata portion shall be based on the Company's actual level of performance for the period(s) commencing on the date the plan(s) began and ending on the date of the Severance Event projected at the same rate of performance for the remaining term of the plan(s). The pro rata portion shall be calculated on the fractional portion, the numerator of said fraction being the number of days between the date the plan(s) began and the date of the Severance Event and the denominator of which is the total number of days of the plan(s).

                      (iv) The benefits under Paragraphs 7(a), (d), (e) and the medical, dental, disability and term life insurance coverage (or coverage similar thereto) being provided Executive immediately prior to the date of termination of employment shall be continued in effect, at the Company's expense, for a period ending on the sooner of five (5) years from the date of the Severance Event or the date on which Executive obtains new employment which provides him with such coverage.

                      (v) The Company shall pay to Executive within ninety (90) days after the date of the Severance Event the present value of the amount, if any, that the pension which is payable to Executive at retirement under the Company's Defined Benefit Pension Plan would have increased had Executive's employment continued for three (3) years after the Severance Event. Said payments shall not affect or diminish the amounts payable under the Naples SURP.

                      (vi) For the purposes of Naples SURP, Executive shall be deemed to have been employed by the Company through the end of the three (3) year period following the Severance Event.

                      (vii) For a period of one (1) year following the date of the Severance Event, the Company shall make or cause to be made available to Executive at its expense outplacement counseling and other placement services comparable to those made available to the Company's senior salaried officers prior to the Effective Date.

                      (viii) For a period equal to the shorter of (x) from the date of the Severance Event until Executive becomes Employed (hereafter defined), or (y) three (3) years from the Severance Event if on that date Executive was age 60 or less, five (5) years if Executive was between ages 60 and 65, and without limit if Executive was over age 65, the Company will provide Executive with a private office and secretarial service in the Company's




                             Exhibit 10(t) Page 12
principal offices or, in Executive's discretion, a comparable office and service elsewhere.

                  (f) If Executive becomes Employed during the period with respect to which payments or benefits are continuing pursuant to Paragraphs 11(e)(iv) and/or 11(e)(viii): (1) Executive shall notify the Company not later than the day such employment commences; and (2) the benefits provided for in said subparagraphs shall terminate as of the date of such employment. For the purposes of this Paragraph 11(f), Executive shall be deemed to have become "Employed" by another entity or person only if Executive becomes essentially a full-time employee of a person or an entity (not more than 30% of which is owned by Executive and/or members of his family); and Executive's "family" shall mean his parents, his siblings and their spouses, his children and their spouses, and Executive's spouse and her parents and siblings. Nothing herein shall relieve the Company of its obligations accrued up to the time of termination.

         12.      Certain Additional Payments by the Company.
                  -------------------------------------------

                  (a) Notwithstanding anything in this Employment Agreement to the contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise, but determined without regard to any additional payments required under this Paragraph 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive (a "Gross-Up Payment") an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes, calculated at the maximum federal and state rates for individuals in the year in which a Payment is made (and any interest and penalties imposed with respect thereto) and Excise Tax (and interest and penalties thereon) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the amount of the Excise Tax imposed upon the Payments.

                  (b) Subject to the provisions of Paragraph 12 (c), all determinations required to be made under this Paragraph 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent certified public accountants (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Paragraph 12, shall be paid by the Company to Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the




                             Exhibit 10(t) Page 13
imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 12(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall
(i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 12(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of




                             Exhibit 10(t) Page 14
taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 12 (c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Paragraph 12 (c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 12(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty
(30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         13.      Indemnification.
                  ----------------

                  The Company shall defend and hold Executive harmless to the fullest extent permitted by applicable law in connection with any claim, action, suit, investigation or proceeding arising out of or relating to performance by Executive of services for, or action of Executive as a director, officer or employee of the Company or any parent, subsidiary or affiliate of the Company, or of any other person or enterprise at the Company's request. Expenses incurred by Executive in defending a claim, action, suit or investigation or criminal proceeding shall be paid by the Company in advance of the final disposition thereof upon the receipt by the Company of an undertaking by or on behalf of Executive to repay said amount unless it shall ultimately be determined that Executive is entitled to be indemnified hereunder; provided, however, that this shall not apply to a non-derivative action commenced by the Company against Executive.

         14.      Insurance.
                  ----------

                  Executive consents and agrees that the Company may, at its expense, purchase key man life and/or disability insurance coverage on Executive. Executive will, if requested to do so, cooperate and assist the Company in obtaining such insurance and will execute such applications and related documents and submit to such physical examinations as shall be reasonably required.

         15.      Conflicting Agreements.
                  -----------------------

                  Each party hereto hereby represents and warrants to the other party that the entering into this Employment Agreement, and the obligations and duties undertaken by such party hereunder, will not conflict with, constitute a



                             Exhibit 10(t) Page 15
breach of, or otherwise violate the terms of, any other employment or other agreement to which he or it is a party.

         16.      Successors and Assigns.
                  -----------------------

                  This Employment Agreement may not be assigned by Executive. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and Executive's heirs and personal representatives and Company's successors and assigns.

         17.      Arbitration.
                  ------------

                  If a dispute between the parties arising out of or relating to this Employment Agreement cannot be resolved by informal meetings and discussions, the dispute shall be settled by binding arbitration, and a corresponding award and judgment may be entered in a court of competent jurisdiction. Arbitration of any dispute may be initiated by one party by sending a demand for arbitration to the other party, which demand will preclude any party hereto from initiating an action in any court. The demand must specify the matter in dispute and request the appointment of an arbitration panel. The arbitration panel will consist of one arbitrator named by the Company, one arbitrator named by Executive and a third arbitrator named by the two arbitrators so chosen. The arbitration hearing will be conducted in accordance with the procedural rules set forth in the commercial arbitration rules of the American Arbitration Association. The situs of the arbitration shall be Philadelphia, Pennsylvania.

         18.      Notices.
                  --------

                  All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, to the other party, addressed as follows:

                  If to Company:    Quaker Chemical Corporation
                                    Elm and Lee Streets
                                    Conshohocken, PA 19428
                                    Attn:  Chairman of the Compensation/
                                           Management Development Committee
                  If to Executive:  Mr. Ronald J. Naples

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

         19.      Severability.
                  -------------

                  If any provision of this Employment Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable






                             Exhibit 10(t) Page 16
for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

         20.      Legal Fees.
                  -----------

                  The Company shall reimburse Executive for reasonable legal fees incurred by him in connection with the execution of this Employment Agreement, or its interpretation, or its enforcement.

         21.      Prior Understandings.
                  ---------------------

                  This Employment Agreement supersedes the Prior Agreement and all other oral or written agreements or understandings between them regarding the subject matter hereof; provided, however, that this Employment Agreement shall not affect any options, restricted stock or Incentive Plan participation granted to Executive under the Prior Agreement. No change, alteration or modification hereof may be made except in a writing, signed by the parties hereto. The headings in this Employment Agreement are for convenience and reference only and shall not be construed as part of this Employment Agreement or to limit or otherwise affect the meaning hereof. All references to "First Event" or "Change of Control" in either of the Quaker Chemical Corporation 1995 Naples Restricted Stock Plan and Agreement and Stock Option Agreements or Exhibits A and B to the Prior Agreement shall mean the occurrence of a "Significant Transaction" as defined in this Employment Agreement.

         22.      Execution in Counterparts.
                  --------------------------

                  This Employment Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

         23.      Choice of Laws.
                  ---------------

                  Jurisdiction over disputes with regard to this Employment Agreement shall be exclusively in the courts of the Commonwealth of Pennsylvania, and this




                             Exhibit 10(t) Page 17

Employment Agreement shall be construed and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement as of the day and year first above written.


                          QUAKER CHEMICAL CORPORATION


                          By:   /s/ Robert H. Rock
                                ---------------------------------------
                                Robert H. Rock, Chairman
                                Compensation/Management Development Committee




                                /s/ Ronald J. Naples
                                ----------------------------------------
                                RONALD J. NAPLES






                             Exhibit 10(t) Page 18